Exhibit 99.1

KKR-backed Alliance Boots Forms Strategic Partnership with Walgreens to Create the First Global Pharmacy-led Health and Wellbeing Enterprise

Walgreens to acquire a 45% equity interest in Alliance Boots, with the option to proceed to a full combination

New York and London- Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) announced that Walgreen Co. (NYSE: WAG) (NASDAQ: WAG), the largest drug store chain in the US, and Alliance Boots GmbH, the leading international pharmacy-led health and beauty group, have agreed to form a strategic partnership to create the first global pharmacy-led, health and wellbeing enterprise.

“In 2007, we made a commitment to accelerate the development of Alliance Boots. Following five years of successful performance, both in the UK and overseas, the company is now in a better position than ever before. The partnership announced today is about building upon that success and laying the foundation for future growth,” said Dominic Murphy, Member of KKR, who leads KKR’s activities in The United Kingdom and Ireland.

KKR made its investment in Alliance Boots in 2007 in partnership with Stefano Pessina, Executive Chairman of Alliance Boots.  Since then, Alliance Boots has delivered strong growth, building a presence in more than 25 countries and employing over 116,000 people.  Alliance Boots’ pharmacy-led health and beauty retail businesses now operate more than 3,330 health and beauty retail stores in 11 countries and its pharmaceutical wholesale businesses supply medicines, other healthcare products and related services to more than 170,000 pharmacies, doctors, health centers and hospitals in 21 countries.

“Over these last five years, KKR has been a strong, supportive, entrepreneurial partner to Alliance Boots. KKR has constantly been committed to helping the Alliance Boots’ leadership team to grow the company and to create sustainable value in the long term.  Our joint focus is now on forging with Walgreens the world’s first global pharmacy-led health and wellbeing enterprise,” said Stefano Pessina, Executive Chairman of Alliance Boots.

Upon the completion of Walgreens initial investment in Alliance Boots, Stefano Pessina, Executive Chairman of Alliance Boots, and Dominic Murphy will join the Walgreens Board of Directors.

In 2007, KKR invested £1.22 billion/$2.45 billion in Alliance Boots, consisting of approximately $1.4 billion from the KKR 2006 Fund (Overseas), Limited Partnership, approximately $750 million from the European Fund II, Limited Partnership and approximately $300 million from KKR’s balance sheet.

Under the terms of the agreement announced today, Walgreens will acquire a 45% equity stake in Alliance Boots. KKR will receive £1.2 billion/$1.8 billion in cash and 7 million Walgreens shares of common stock equivalent to £0.14 billion/$0.2 billion, at the Walgreens closing share price of $31.96 on 18 June 2012 for this 45% stake.

Walgreens has the option, but not the obligation, to acquire the remaining 55% equity interest in Alliance Boots during the six-month period beginning two and a half years after the initial closing.

Walgreens initial investment and option exclude the Alliance Boots minority interest of 25.5 % in Galenica, the healthcare company listed on the Swiss Stock Exchange (GALN:SIX Swiss Ex) with a closing share price of 588.50 CHF on 18 June 2012. The investment in Galenica will continue to be owned by Alliance Boots and its existing shareholders for the benefit of those shareholders.

Additional information on the initial and subsequent parts of the transaction can be found in a related press release issued by Walgreens today.

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $62.3 billion in assets under management as of March 31, 2012. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platform. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR's website at www.kkr.com.

KKR Media Contacts:

U.S.
Kristi Huller
212-230-9722
Kristi.Huller@kkr.com

London
Ludo Bammens
44 20 7104 2510
Ludo.Bammens@kkr.com